                                                                    EXHIBIT 10Q

                                  OFFICE LEASE

THIS LEASE, made as of this 1st day of June, 1996 by and between MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation ("Landlord") through its agent CORNERSTONE REAL ESTATE ADVISERS, INC., having an address at 1500 Main Street, Suite 1400, Springfield, Massachusetts 01115-5288 and ANTRIM CORPORATION, a Texas corporation ("Tenant") having its principal office at 101 East Park Blvd., Suite 1200, Plano, TX. 75074.

                                     INDEX
Article Title                                                       Page

   1.  Basic Provisions                                                2
   2.  Premises, Term and Commencement Date                            3
   3.  Rent                                                            3
   4.  Taxes and Operating Expenses                                    4
   5.  Landlord's Work, Tenant's Work, Alterations and Additions       5
   6.  Use                                                             6
   7.  Services                                                        6
   8.  Insurance                                                       8
   9.  Indemnification                                                 9
  10.  Casualty Damage                                                 9
  11.  Condemnation                                                   10
  12.  Repair and Maintenance                                         10
  13.  Inspection of Premises                                         11
  14.  Surrender of Premises                                          11
  15.  Holding Over                                                   12
  16.  Subletting and Assignment                                      12
  17.  Subordination, Attornment and Mortgagee Protection             13
  18.  Estoppel Certificate                                           13
  19.  Defaults                                                       14
  20.  Remedies of Landlord                                           14
  21.  Quiet Enjoyment                                                15
  22.  Accord and Satisfaction                                        15
  23.  Security Deposit                                               15
  24.  Brokerage Commission                                           16
  25.  Force Majeure                                                  16
  26.  Parking                                                        17
  27.  Hazardous Materials                                            17
  28.  Additional Rights Reserved by Landlord                         18
  29.  Defined Terms                                                  19
  30.  Miscellaneous Provisions                                       22

                                  ARTICLE 1.
                               BASIC PROVISIONS

A. Tenant's Tradename:        Antrim Corporation

B. Tenant's Address:          101 East Park Boulevard, Suite 1200
                              Plano, Texas  75074
                              Attention:  President

C. Office Building Name:      Nationsbank Plano Tower
   Address:                   101 East Park Boulevard
                              Plano, Texas 75074

D. Premises: Suite/Unit No.:  Suites 1001, 1100, 1200, 1300
   Square feet (Rentable):    approximately 47,420 r.s.f.

E. Landlord:                  Massachusetts Mutual Life
                              Insurance Company

F. Landlord's Address:        1901 Avenue of the Stars, Suite 555
                              Los Angeles, California 90067
                              Attention:  Managing Director

G. Building Manager/Address:  Transwestern Property Company
                              101 E. Park Boulevard, Suite 451
                              Plano, Texas 75074

H. Commencement Date:         June 1, 1996

I. Expiration Date:           May 31, 2001

J. Security Deposit:          $0.00

K. Monthly Rent:              Year 1: $55,323.33 Year 3:  $61,250.83
                              Year 5: $67,178.33
                              Year 2: $58,287.08 Year 4:  $64,214.58

                              Provided, however, that Tenant shall be entitled to a credit in the amount of $332.97 per day, up to a maximum of 30 days, for each day in June prior to the day that Landlord substantially completes the Tenant Improvements to Suite 1300 as contemplated in Exhibit "B", attached hereto.

L.  Operating Expenses Base:  1996 Base Year

M.  Tax Base:                 1996 Base Year

N.  Tenant's Pro Rata Share:  21.06%.  Tenant's Pro Rata Share shall be
                              -----
    determined by dividing the Tenant's Rentable Square Feet of the Premises by the rentable area of the Building and multiplying the resulting quotient, to the second decimal place, by one hundred. The Building contains 225,154 square feet of

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     rentable area.

O.   Normal Business Hours of Building:

     Monday through Friday:  7:00 a.m. to 6:00 p.m.
                             -----------------------
     Saturday:  8:00 a.m. to 1:00 p.m.
                -----------------------
     Sunday:  n/a a.m. to n/a p.m.
              --------------------

P.   Brokers:            Fults Associates, Inc.

Q.   Parking Fee:        None

The foregoing provisions shall be interpreted and applied in accordance with the other provisions of this Lease set forth below. The capitalized terms, and the terms defined in Article 29, shall have the meanings set forth herein or therein (unless otherwise modified in the Lease) when used as capitalized terms in other provisions of the Lease.

                                   ARTICLE 2.

                      PREMISES, TERM AND COMMENCEMENT DATE

Landlord hereby leases and demises to the Tenant and Tenant hereby takes and leases from Landlord that certain space identified in Article 1 and shown on a plan attached hereto as Exhibit A ("Premises") for a term ("Term") commencing on the Commencement Date and ending on the Expiration Date set forth in Article 1, unless sooner terminated as provided herein, subject to the provisions herein contained. Such date shall be confirmed by execution of the Commencement Date Confirmation in the form as set forth in Exhibit E. If Landlord delays delivering possession of the Premises or substantial completion of any Landlord's Work under Exhibit B, this Lease shall not be void or voidable, except as provided in Article 5.

                                   ARTICLE 3.

                                     RENT

A. Monthly Rent. Tenant shall pay Monthly Rent in advance on or before the first day of each month of the Term. If the Term shall commence and end on a day other than the first day of a month, the Monthly Rent for the first and last partial month shall be prorated on a per diem basis.

B. Additional Rent. All costs and expenses which Tenant assumes or agrees to pay and any other sum payable by Tenant pursuant to this Lease, including, without limitation, its share of Taxes and Operating Expenses, shall be deemed Additional Rent.

C. Rent. Monthly Rent, Additional Rent, Taxes and Operating Expenses and any other applicable and prior identified amounts which Tenant is or becomes obligated to pay Landlord under this Lease are herein referred to collectively as "Rent", and all remedies applicable to the nonpayment of Rent shall be applicable thereto. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant.

D. Place of Payment, Late Charge, Default Interest. Rent and other charges required to be paid under this Lease, no matter how described, shall be paid by Tenant to Landlord at the Building Manager's address listed in Article 1, or to such other person and/or address as Landlord may timely designate in writing prior to the due date, without any prior notice or demand therefor and without deduction or set-off or counterclaim and without relief from any valuation or appraisement laws. In the event Tenant fails to pay Rent due under this Lease within ten (10) days of due date of said Rent, Tenant shall pay to Landlord a late charge of five percent (5%) on the amount overdue; provided, however, this late charge shall not be assessed if Tenant has not been in monetary default with respect

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to any rental obligation under the Lease at any time during the immediately previous 12 month period. Any Rent not paid when due shall also bear interest at the Default Rate.

                                   ARTICLE 4.

                          TAXES AND OPERATING EXPENSES

A. Payment of Taxes and Operating Expenses. It is agreed that during each Lease Year beginning with the first month of the second Lease Year and each month thereafter during the original Lease Term, or any extension thereof, Tenant shall pay to Landlord as Additional Rent, at the same time as the Monthly Rent is paid, an amount equal to one-twelfth (1/12) of Landlord's estimate (as determined by Landlord in its sole, yet reasonable, discretion) of Tenant's Pro Rata Share of any projected increase in the Taxes or Operating Expenses for the particular Lease Year in excess of the Tax Base or Operating Expenses Base, as the case may be (the "Estimated Escalation Increase"). A final adjustment (the "Escalation Reconciliation") will be made between the parties as soon as practicable following the end of each Lease Year, but in no event later than ninety (90) days after the end of each Lease Year. In computing the Estimated Escalation Increase for any particular Lease Year, Landlord shall take into account any prior increases in Tenant's Pro Rata Share of Taxes and Operating Expenses. If during any Lease Year the Estimated Escalation Increase is less than the Estimated Escalation Increase for the previous Lease Year on which Tenant's share of Taxes and Operating Expenses were based for said year, such Additional Rent payments attributable to Estimated Escalation Increase, to be paid by Tenant for the new Lease Year shall be decreased accordingly; provided, however, in no event will the Rent paid by Tenant hereunder ever be less than the Monthly Rent plus all other amounts of Additional Rent.

As soon as practicable following the end of each Lease Year (but in any event within 90 days following the end of any calendar year), Landlord shall submit to Tenant a statement setting forth the Estimated Escalation Increase, if any.
Upon request, Landlord shall provide Tenant with reasonable back-up materials upon which Landlord relied in calculating the Estimated Escalation Increase. Beginning with said statement for the second Lease Year, it shall also set forth the Escalation Reconciliation for the Lease Year just completed. To the extent that the Operating Expense Escalation is different from the Estimated Escalation Increase upon which Tenant paid Rent during the Lease Year just completed, Tenant or Landlord, as the case may be, shall pay the difference in cash within thirty (30) days following receipt by Tenant of such statement from Landlord. Until Tenant receives such statement, Tenant's Rent for the new Lease Year shall continue to be paid at the rate being paid for the particular Lease Year just completed, but Tenant shall commence payment to Landlord of the monthly installment of Additional Rent on the basis of said statement beginning on the first day of the month following the month in which Tenant receives such
statement.   In addition to the above, if, during any particular Lease Year, there is a change in the information on which Landlord based the estimate upon which Tenant is then making its estimated payment of Taxes and Operating Expenses so that such Estimated Escalation Increase furnished to Tenant is no longer accurate, Landlord shall be permitted to revise such Estimated Escalation Increase by notifying Tenant, and there shall be such adjustments made in the Additional Rent on the first day of the month following the serving of such statement on Tenant as shall be necessary by either increasing or decreasing, as the case may be, the amount of Additional Rent then being paid by Tenant for the balance of the Lease Year (but in no event shall any such decrease result in a reduction of the rent below the Monthly Rent plus all other amounts of Additional Rent). Landlord's and Tenant's responsibilities with respect to the Tax and Operating Expense adjustments described herein shall survive the expiration or early termination of this Lease for a period of two (2) years.

If the Building is not fully occupied during any particular Lease Year, Landlord may adjust those Operating Expenses which are affected by Building occupancy for the particular Lease Year, or portion thereof, as the case may be, to reflect an occupancy of not less than ninety-five percent (95%) of all such rentable area of the Building.

Notwithstanding anything to the contrary contained herein, in no event shall Tenant be required to pay the Tenant's portion of Operating Expenses and Taxes (excluding, however, amounts attributable to utilities, insurance and taxes) which exceed the Operating Expense Base plus 6 1/2% per year, calculated cumulatively.

B. Disputes Over Taxes or Operating Expenses. If Tenant disputes the amount of an adjustment or the proposed estimated increase or decrease in Taxes or Operating Expenses, Tenant shall give Landlord written notice of such dispute within sixty (60) days after Landlord advises Tenant of such adjustment or proposed increase or decrease. Tenant's failure to give such notice shall waive its right to dispute the amounts so determined. If Tenant timely objects, Tenant shall have the right to engage its own accountants ("Tenant's Accountants") for the purpose of verifying the accuracy of the statement (and/or the back-up materials used in preparing such statement) in dispute, or the reasonableness of the adjustment or estimated increase or decrease. If Tenant's Accountants determine that an error has been made, Landlord and Tenant's Accountants shall endeavor to agree upon the matter, failing which Landlord and Tenant's Accountants shall jointly select an independent certified public accounting firm (the "Independent Accountant") which firm shall conclusively determine whether the adjustment or estimated increase or decrease is reasonable, and if not, what amount is reasonable. Both parties shall be bound by such determination. If Tenant's Accountants do not elect to participate in choosing the Independent Accountant within 20 days notice by Landlord, then Landlord's determination of the adjustment or estimated increase or decrease shall be conclusively determined to be reasonable and Tenant shall be bound thereby. All costs incurred by Tenant in obtaining Tenant's Accountants and the cost of the Independent Accountant shall be paid by Tenant unless Tenant's Accountants disclose an error, acknowledged by Landlord (or found to have conclusively occurred by the Independent Accountant), of more than five percent (5%) in the computation of the total amount of Taxes or Operating Expenses as set forth in the statement submitted by Landlord with respect to the matter in dispute; in which event Landlord shall pay all of the reasonable costs incurred by Tenant in obtaining such audits, including the cost of the Independent Accountant. Tenant shall continue to timely pay Landlord the amount of the prior year's adjustment and adjusted Additional Rent determined to be incorrect as aforesaid until the parties have concurred as to the appropriate adjustment or have deemed to be bound by the determination of the Independent Accountant in accordance with the preceding terms. Landlord's delay in submitting any statement contemplated herein for any Lease Year shall not affect the provisions of this Paragraph, nor constitute a waiver of Landlord's rights as set forth herein for said Lease Year or any subsequent Lease Years during the Lease Term or any extensions thereof.

                                   ARTICLE 5.

                        LANDLORD'S WORK, TENANT'S WORK,
                           ALTERATIONS AND ADDITIONS

A. Landlord's Work. Landlord shall construct the Premises in accordance with Landlord's obligations as set forth in the work letter attached hereto as Exhibit B, and hereinafter referred to as "Landlord's Work." Landlord will deliver the Premises to Tenant with all of Landlord's Work completed (except for minor and non-material punch list items which in Landlord's reasonable judgment will not delay completion of Tenant's Work, as defined in subparagraph B of this Article) on or before the dates specified in Exhibit B and Tenant agrees thereupon to commence and complete Tenant's Work on or before the Commencement Date. If Landlord is delayed in completing Landlord's Work by strike, shortages of labor or materials, delivery delays or other matters beyond the reasonable control of Landlord, then Landlord shall give notice thereof to Tenant and the date on which Landlord is to turn the Premises over to Tenant for Tenant's Work and the Commencement Date shall be postponed for an equal number of days as the delay as set forth in the notice. If the Commencement Date is postponed as aforesaid, Tenant agrees upon request of Landlord to execute a writing confirming the Commencement Date on such form as set forth in Exhibit E attached hereto.

B. Tenant's Work. On and after the date specified in the immediately preceding subparagraph A for delivery of the Premises to Tenant for Tenant's Work, Tenant, at its sole cost and expense, shall perform and complete all other improvements to the Premises (as set forth in Exhibit C attached hereto and referred to herein as "Tenant's Work") including but not limited to, all improvements, work and requirements required of Tenant under the foregoing work letter, if any. Tenant shall complete all of Tenant's Work in good and workmanlike manner, fully paid for and free from liens, in accordance with the plans and specifications approved by Landlord and Tenant as provided in Exhibit C, on or prior to the scheduled Commencement Date. Tenant shall also have the right during this period to come onto the Premises to install its fixtures and prepare the Premises for the operation of Tenant's business. Notwithstanding the fact that foregoing activities by Tenant will occur prior to the scheduled Commencement Date,

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Tenant agrees that all of Tenant s obligations provided for in this Lease shall apply during such period with the exception of any obligation to pay Rent.

C. Alterations. Except as provided in the immediately preceding subparagraph, Tenant shall make no alterations or additions to the Premises without the prior written consent of the Landlord, which consent will not be unreasonably withheld or delayed.

D. Liens. Tenant shall give Landlord at least ten (10) days prior written notice (or such additional time as may be necessary under applicable laws) of the commencement of any Tenant's Work, to afford Landlord the opportunity of posting and recording notices of non-responsibility. Except for liens which automatically attach by operation of law, Tenant will not cause or permit any mechanic's, materialman's or similar liens or encumbrances to be filed or exist against the Premises or the Building in connection with any work done under this Article. In any event, Tenant shall remove any such lien or encumbrance by bond or otherwise within a reasonable period. If Tenant fails to do so, Landlord may pay the amount or take such other action as Landlord deems necessary to remove any such lien or encumbrance, without being responsible to investigate the validity thereof. The amounts so paid and costs incurred by Landlord shall be deemed Additional Rent under this Lease and payable in full upon demand.

E. Compliance with ADA. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant agree that responsibility for compliance with the Americans With Disabilities Act of 1990 (the "ADA") shall be allocated as follows: (i) Landlord shall be responsible for compliance with the provisions of Title III of the ADA for all Common Areas, including exterior and interior areas of the Building not included within the Premises or the premises of other tenants; (ii) Landlord shall be responsible for compliance with the provisions of Title III of the ADA for any construction, renovations, alterations and repairs made within the Premises if such construction, renovations, alterations or repairs are made by Landlord at Landlord's request and sole expense for the purpose of improving the Building generally and not for tenant improvements;
(iii) Tenant shall be responsible for compliance with the applicable provisions of the ADA for any construction, renovations, alterations and repairs made within the Premises if such construction, renovations, alterations and repairs are made by Tenant, its employees, agents or contractors, at Tenant's expense or at the direction of Tenant.

                                   ARTICLE 6.

                                      USE

A. Use. Tenant shall use the Premises for general office purposes including, without limitation, the wholesale, development, marketing, service and maintenance of computer software and hardware and all functions related thereto, and for no other purpose whatsoever, subject to and in compliance with all other provisions of this Lease, including without limitation the Building's Rules and Regulations attached as Exhibit D hereto. Tenant and its invitees shall also have the non-exclusive right, along with other tenants of the Building and others authorized by Landlord, to use the Common Areas subject to such rules and regulations as Landlord in its discretion may timely and reasonably impose from time to time.

B. Restrictions. Tenant shall not at any time knowingly use or occupy, or suffer or permit anyone to use or occupy, the Premises or do or permit anything to be done in the Premises which: (a) causes or is liable to cause injury to persons, to the Building or its equipment, facilities or systems; (b) impairs or tends to impair the character, reputation or appearance of the Building as a first class office building (which shall not be any higher standard than as the Building exists as of the date of this Lease); (c) impairs or tends to impair the proper and economic maintenance, operation and repair of the Building or its equipment, facilities or systems; or (d) annoys or inconveniences or tends to annoy or inconvenience other tenants or occupants of the Building.

C. Compliance with Laws. Tenant shall keep and maintain the Premises, its use thereof and its business in compliance with all applicable governmental laws, ordinances, rules and regulations. Tenant shall comply with all Laws relating to the Premises and Tenant's use thereof, including without limitation, Laws requiring the Premises to be closed on Sundays or any other days or hours and Laws in connection with the health, safety and building codes and any permit or license requirements.

                                   ARTICLE 7.

                                    SERVICES

A. Climate Control. Landlord shall furnish heat and air conditioning to the Premises during Normal Business Hours of Building as set forth in Article I as required in Landlord's reasonable judgment for the comfortable use and occupation of the Premises. If Tenant requires heat or air conditioning at any other time, Landlord shall use reasonable efforts to furnish such service upon reasonable notice from Tenant, and Tenant shall pay all of Landlord's charges therefor on demand at Landlord's cost therefore (i.e.. with no markup or administrative fee).

Tenant shall not use the Premises or any part thereof in a manner exceeding the heating, ventilating or air-conditioning ("HVAC") design conditions (including any occupancy or connected electrical load conditions), including the rearrangement of partitioning which may interfere with the normal operation of the HVAC equipment, or the use of computer or data processing machines or other machines or equipment in excess of that normally required for a standard office use of the Premises (i.e., consistent with Tenant's use of the Premises as of the date this lease is executed). If any such use requires changes in the HVAC or plumbing systems or controls servicing the Premises or portions thereof in order to provide comfortable occupancy, such changes may be made by Landlord at Tenant's expense and Tenant agrees to promptly pay any such amount to Landlord as Additional Rent.

B. Elevator Service. If the Building is equipped with elevators, Landlord, during Normal Business Hours of Building, shall furnish elevator service to Tenant to be used in common with others (other than the elevator which services the 13th floor, which shall be for the exclusive use of Tenant for so long as it is the sole Tenant on the 13th floor). At least one elevator shall remain in service during all other hours. Landlord may designate a specific elevator for use as a service elevator.

C. Janitorial Services. Landlord shall provide janitorial and cleaning services to the Premises, substantially as described in Exhibit D attached hereto. Tenant shall pay to Landlord on demand the reasonable costs incurred by Landlord for (i) any cleaning of the Premises in excess of the specifications in Exhibit D for any reason including, without limitation, cleaning required because of (A) misuse or neglect on the part of Tenant or Tenant's agents, contractors, invitees, employees and customers, (B) the use of portions of the Premises for special purposes requiring greater or more difficult cleaning work than office areas, (C) interior glass partitions or unusual quantities of interior glass surfaces installed by Tenant, and (D) non-building standard materials or finishes installed by Tenant or at its request; and (ii) removal from the Premises of any refuse and rubbish of Tenant in excess of that ordinarily accumulated in general office occupancy or at times other than Landlord's standard cleaning times. Without limiting Tenant's obligations under this subparagraph, Landlord agrees to make reasonable efforts to notify Tenant in advance prior to incurring any "excess cleaning" charges.

D. Water and Electricity. Landlord shall make available domestic water in reasonable quantities to the Common Areas of the Building and to the Premises and cause electric service sufficient for lighting the Premises and for the operation of Ordinary Office Equipment. "Ordinary Office Equipment" shall mean office equipment wired for 120 volt electric service and rated and using less than 6 amperes or 750 watts of electric current or other office equipment approved by Landlord in writing. Landlord shall have the exclusive right to make any replacement of lamps, fluorescent tubes and lamp ballasts in the Premises. Landlord may adopt a system of relamping and ballast replacement periodically on a group basis in accordance with good management practice. Tenant's use of electric energy in the Premises shall not at any time exceed the capacity of any of the risers, piping, electrical conductors and other equipment in or serving the Premises. In order to insure that such capacity is not exceeded and to avert any possible adverse effect upon the Building's electric system, Tenant shall not, without Landlord's prior written consent in each instance, connect appliances or heavy duty equipment, other than ordinary office equipment, to the Building's electric system or make any alteration or addition to the Building's electric system. Should Landlord grant its consent in writing, all additional risers, piping and electrical conductors or other equipment therefor shall be provided by Landlord and the reasonable cost thereof shall be paid by Tenant within 30 days of Landlord's demand

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therefor.  As a condition to granting such consent, Landlord may require Tenant to agree to an increase in monthly Rent to offset the expected cost to Landlord of such additional service, that is, the cost of the additional electric energy to be made available to Tenant based upon the estimated additional capacity of such additional risers, piping and electrical conductors or other equipment. If Landlord and Tenant cannot agree thereon, such cost shall be determined by an independent electrical engineer, to be selected by Landlord and paid equally by both parties.

E. Separate Meters. If the Premises are separately metered for any utility, Tenant shall pay a utility charge to Landlord (or directly to the utility company, if possible) based upon the Tenant's actual consumption as measured by the meter. Landlord also reserves the right to install separate meters for the Premises to register the usage of all or any one of the utilities and in such event Tenant shall pay for the cost of utility usage as metered to the Premises and which is in excess of the usage reasonably anticipated by Landlord for normal office usage of the Premises. Tenant shall reimburse Landlord for the cost of installation of meters if Tenant's actual usage exceeds the anticipated usage level by more than 10 percent. The term "utility" for purposes hereof may refer to but is not limited to electricity, gas, water, sewer, steam, fire protection system, telephone or other communication or alarm service, as well as HVAC, and all taxes or other charges thereon.

F. Interruptions. Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption and Tenant acknowledges Landlord's representation that any one or more of such services may be suspended by reason of accident, repairs, inspections, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord. Any interruption or discontinuance of service shall not be deemed an eviction or disturbance of Tenant's use and possession of the Premises, or any part thereof, nor render Landlord liable to Tenant for damages by abatement of the Rent or otherwise unless such interruption exceeds 10 consecutive days, nor relieve Tenant from performance of Tenant's obligations under this Lease. Landlord shall however, exercise reasonable diligence to restore any service so interrupted. This provision is not to be construed such that Landlord may knowingly and intentionally discontinue providing utility services to Tenant.

G. Utilities Provided by Tenant. Tenant shall make application in Tenant's own name for all utilities not provided by Landlord to the Building or to other tenants of the Building and shall: (i) comply with all utility company regulations for such utilities, including requirements for the installation of meters, and (ii) obtain such utilities directly from, and pay for the same when due directly to, the applicable utility company. The term "utilities" for purposes hereof shall include but not be limited to electricity, gas, water, sewer, steam, fire protection, telephone and other communication and alarm services, as well as HVAC, and all taxes or other charges thereon. Tenant shall install and connect all equipment and lines required to supply such utilities to the extent not already available at or serving the Premises, or at Landlord's option shall repair, alter or replace any such existing items. Tenant shall maintain, repair and replace all such items, operate the same, and keep the same in good working order and condition. Tenant shall not install any equipment or fixtures, or use the same, so as to exceed the safe and lawful capacity of any utility equipment or lines serving the same. The installation, alteration, replacement or connection of any utility equipment and lines shall be subject to the requirements for alterations of the Premises set forth in Article 5. Tenant shall ensure that all Tenant's HVAC equipment, is installed and operated at all times in a manner to prevent roof leaks, damage, or excessive noise due to vibrations or improper installation, maintenance or operation.

                                   ARTICLE 8.

                                   INSURANCE

A. Required Insurance. Tenant shall maintain insurance policies, with responsible companies licensed to do business in the state where the Building is located and satisfactory to Landlord, naming Landlord, Landlord's Building Manager, Cornerstone Real Estate Advisers, Inc., Tenant and any Mortgagee of Landlord, as their respective interests may appear, at its own cost and expense including (i) "all risks" property insurance which shall be primary on the lease improvements referenced in Article 5 and Tenant's property, including its goods, equipment and inventory, in an amount adequate to cover their replacement cost;
(ii) business interruption insurance, (iii)

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comprehensive general liability insurance on an occurrence basis with limits of liability in an amount not less than $1,000,000 (One Million Dollars) combined single limit for each occurrence. The comprehensive general liability policy shall include contractual liability which includes the provisions of Article 9 herein.

On or before the Commencement Date of the Lease, Tenant shall furnish to Landlord and its Building Manager, certificates of insurance evidencing the aforesaid insurance coverage, including naming Landlord, Cornerstone Real Estate Advisers. Inc. and Landlord's Building Manager as additional insureds. Renewal certificates must be furnished to Landlord at least thirty (30) days prior to the expiration date of such insurance policies showing the above coverage to be in full force and effect.

All such insurance shall provide that it cannot be canceled except upon thirty
(30) days prior written notice to Landlord. Tenant shall comply with all rules and directives of any insurance board, company or agency determining rates of hazard coverage for the Premises, including but not limited to the installation of any equipment and/or the correction of any condition necessary to prevent any increase in such rates.

Landlord shall during the Lease term maintain in full force the following insurance: (i) general liability insurance issued by one or more insurance carriers, insuring against liability for injury to or death of persons and loss of or damage to property occurring in and on the Common Areas and in and on the entire Building, with coverage limits of at least One Million Dollars ($1,000,000.00) combined single limits for bodily injury and property damage per occurrence; and (ii) all risk property damage insurance and a standard extended coverage endorsement issued by one or more insurance carriers covering the Premises and all of the other buildings and improvements in the Building to the extent of their full replacement value. Tenant acknowledges that Landlord's cost of insurance carried by Landlord is passed through as a component of Operating Expenses. Landlord shall have the right to self-insure so long as Landlord's net worth exceeds $100,000,000. Landlord and Tenant may comply with their insurance obligations hereunder by endorsement to any blanket policy of insurance. Landlord and Tenant shall deliver to each other certificates issued by the insurance carrier or carriers for each policy of insurance they are required to maintain by this Lease within ten (10) days after request therefor.

B. Waiver of Subrogation. Landlord and Tenant each agree that neither Landlord nor Tenant will have any claim against the other for any loss, damage or injury which is covered by insurance carried by either party and for which recovery from such insurer is made, notwithstanding the negligence of either party in causing the loss. This release shall be valid only if the insurance policy in question permits waiver of subrogation or if the insurer agrees in writing that such waiver of subrogation will not affect coverage under said policy. Each party agrees to use its best efforts to obtain such an agreement from its insurer if the policy does not expressly permit a waiver of subrogation.

C. Tenant's Waiver of Claims. Except as set forth in paragraph D below, and except for claims arising from Landlord's (or Landlord's employees, agents, officers, directors or assigns) willful misconduct (including misconduct by willful and wrongful omission) and/or negligence that are not covered by Tenant's insurance required hereunder, Tenant waives all claims against Landlord for injury or death to persons, damage to property or to any other interest of Tenant sustained by Tenant or any party claiming, through Tenant resulting from:
(i) any occurrence in or upon the Premises, (ii) leaking of roofs, bursting, stoppage or leaking of water, gas, sewer or steam pipes or equipment, including sprinklers, (iii) wind, rain, snow, ice, flooding, freezing, fire, explosion, earthquake, excessive heat or cold, or other casualty, (iv) the Building, Premises, or the operating and mechanical systems or equipment of the Building, being defective, or failing, and (v) vandalism, malicious mischief, theft or other acts or omissions of any other parties including without limitation, other tenants, contractors and invitees at the Building. Tenant agrees that Tenant's property loss risks shall be borne by its insurance, and Tenant agrees to look solely to and seek recovery only from its insurance carriers in the event of such losses. For purposes hereof, any deductible amount shall be treated as though it were recoverable under such policies.

D. Landlord's Waiver of Claims. Except for claims arising from Tenant's (or Tenant's employees, agents, officers, directors or assigns) willful misconduct (including misconduct by willful and wrongful omission) and/or negligence or claims that are covered by Tenant's insurance that is required hereunder, Landlord waives all claims against Tenant for injury or death to persons, damage to property or to any other interest of Landlord resulting from (1) the willful misconduct and/or negligence of Landlord (or Landlord's employees. agents. officers directors or assigns), or (2) the acts or omissions of other tenants in the Building.

                                   ARTICLE 9.

                                INDEMNIFICATION

Tenant shall indemnify and hold harmless Landlord and its agents, successors and assigns, including its Building Managers from and against all injury, loss, costs, expenses, claims or damage (including attorney's fees and disbursements) to any person or property arising from, related to, or in connection with any use or occupancy of the Premises by or any act or omission (including, without limitation, construction and repair of the Premises arising out of Tenant's Work or subsequent work) of Tenant, its agents, contractors, employees, customers, and invitees. This indemnification shall survive the expiration or termination of the Lease Term.

Landlord shall indemnify and hold harmless Tenant and its agents, successors and assigns, from and against all injury, loss, costs, expenses, claims or damage (including attorney's fees and disbursements) to any person or property arising from, related to, or in connection with any negligence or willful misconduct (including negligent or willful and wrongful acts or omissions) by Landlord, its agents, contractors, employees, customers, and invitees. This indemnification shall survive the expiration or termination of the Lease Term.

Landlord shall not be liable to Tenant for any damage by or from any act or negligence of any co-tenant or other occupant of the Building, or by any owner or occupants of adjoining or contiguous property. Landlord shall not be liable for any injury or damage to persons or property resulting in whole or in part from the criminal activities or willful misconduct of others, unless resulting from Landlord's willful misconduct or negligence. To the extent not covered by all risk property insurance, Tenant agrees to pay for all damage to the Building, as well as all damage to persons or property of other tenants or occupants thereof, caused by the negligence, fraud or willful misconduct of Tenant or any of its agents, contractors, employees, customers and invitees. Nothing contained herein shall be construed to relieve Landlord from liability for any personal injury resulting from its negligence, fraud or willful misconduct.

                                  ARTICLE 10.

                                CASUALTY DAMAGE

A. If the Premises should be damaged by fire or other casualty such that rebuilding or repairs cannot be completed within 180 days from the date of such damage, Tenant may, within thirty (30) days of the determination of the number of days necessary to restore the Premises, terminate this Lease on written notice to Landlord and, in such event, all charges payable by Tenant hereunder shall be abated as of the date of the happening of the damage.

B. If the Premises and other portions of the Building should be damaged by fire or other casualty such that the cost of rebuilding or repairs exceeds fifty percent (50%) of the replacement cost of the entire Building, then Landlord may, within thirty (30) days after the determination of the cost of such rebuilding and repairs, terminate this Lease on written notice to Tenant and, in such event, all charges payable by Tenant hereunder shall abate as of the date of the happening of such damage.

C. If the Premises should be damaged and this Lease cannot be or is not terminated by Landlord or Tenant pursuant to Paragraphs A or B above, then Landlord shall, at its sole cost and risk, proceed forthwith to rebuild or repair the Premises in compliance with all Laws to substantially the condition which existed prior to such damage, except that Tenant shall have the right to require Landlord to make changes to the Premises in the course of such restoration, subject to Landlord's reasonable approval of such changes. If the cost and expense of restoration of the Premises is increased by any change or changes made by Tenant or if Landlord is damaged by any delay caused solely by such change or changes, then Tenant shall pay Landlord, within thirty (30) days after demand therefor, the amount or amounts by which the cost or expense or restoration of the Premises was thereby increased and the reasonable amount by which Landlord was damaged by such delay.

D. The cost of rebuilding and repair of the Premises and the Building and the number of days within which the Premises can be rebuilt or repaired shall be determined by an independent contractor mutually acceptable to both Landlord and Tenant.

E. If the Premises shall be damaged so that Tenant is unable to conduct its normal business operations from the Premises for more than 7 consecutive days, then all charges payable by Tenant hereunder shall abate commencing upon the 8th day following such damage. Such abatement shall end on the earlier to occur of:
(i) 10 days after completion of rebuilding or repair of damage and the Premises are in substantially the same condition as prior to the occurrence of the damage or (ii) the date on which Tenant's conduct of its business from the Premises is resumed.

F. If this Lease cannot be or is not terminated by Landlord or Tenant pursuant to Paragraph A or B above, then all insurance proceeds payable with respect to any damage or destruction of the Premises shall be applied solely to the cost of the rebuilding or repair of the damage or destruction to the Premises. In the event the insurance proceeds are insufficient to cover the costs of the rebuilding or repairs, the excess costs shall be borne by the Landlord (except with respect to the internal fixturization of the Premises).

G. If more than 50% of the rentable square footage of the Building is damaged or destroyed and Landlord does not commence within 60 days after such damage or destruction and diligently continue thereafter to restore the same, Tenant shall have, as its sole right and remedy, the right to terminate this Lease by giving written notice of such termination to Landlord, effective upon the expiration of thirty (30) days following the giving of such notice (provided Landlord has not commenced the repair during such period).

H. In any event, Landlord will cooperate with Tenant in making other space available to Tenant during any repair period to the extent reasonably possible and upon mutually acceptable terms.

                                  ARTICLE 11.

                                  CONDEMNATION

In the event of a condemnation or taking of the entire Premises by a public or quasi-public authority, this Lease shall terminate as of the date title vests in the public or quasi-public authority and the Rent shall abate concurrently with such termination or the earlier vacation of the Premises by Tenant pursuant to the terms of this paragraph. In the event of a taking or condemnation of fifteen percent (15%) or more (but less than the whole) of the Building and without regard to whether the Premises are part of such taking or condemnation, Landlord may elect to terminate this Lease by giving notice to Tenant within sixty (60) days of Landlord receiving notice of such condemnation and the Rent shall abate concurrently with such termination. In the event of a taking or condemnation of any portion of the Premises, Tenant may elect to terminate this Lease by giving notice to Landlord within sixty (60) days of tenant receiving notice of such condemnation and the Rent shall abate concurrently with such termination. All compensation awarded for any condemnation shall be the property of Landlord, whether such damages shall be awarded as a compensation for diminution in the value of the leasehold or to the fee of the Premises, and Tenant hereby assigns to Landlord all of Tenant's right, title and interest in and to any and all such compensation. Providing, however that in the event this Lease is terminated, Tenant shall be entitled to make a separate claim for the taking of Tenant's personal property (including fixtures paid for by Tenant), business interruption and for costs of moving. Notwithstanding anything herein to the contrary, any condemnation award to Tenant shall be available only to the extent such award is payable separately to Tenant (and Landlord shall have no interest in any such award made to Tenant) and does not diminish the award available to Landlord or any Lender of Landlord.

                                  ARTICLE 12.

                             REPAIR AND MAINTENANCE

A. Tenant's Obligations. Except to the extent that Landlord is specifically responsible therefor pursuant to the terms of this Lease, Tenant shall keep the Premises in good working order, repair (and in compliance with all applicable Laws now or hereafter adopted) and condition (which condition shall be neat, clean and sanitary, and free of pests and rodents, ordinary wear and tear excepted) and shall make all necessary non-structural repairs thereto and any repairs to non-Building standard mechanical, HVAC, electrical and plumbing systems or components in or serving the Premises. Tenant's obligations hereunder shall include but not be limited to Tenant's trade fixtures and equipment, security systems, signs, interior decorations, floor-coverings, wall-coverings, entry and interior doors, interior glass, light fixtures and bulbs, keys and locks, and alterations to the Premises whether installed by Tenant or Landlord.

B. Landlord's Obligations. Landlord shall make all necessary structural repairs to the Building and any necessary repairs to the Building standard mechanical, HVAC, electrical, and plumbing systems in or servicing the Premises (the cost of which shall be included in Operating Expenses under Article 4), excluding repairs required to be made by Tenant pursuant to this Article. Landlord shall have no responsibility to make any repairs to the Premises unless and until Landlord receives written notice of the need for such repair.
Landlord shall not be liable for any failure to make repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need for such repairs or maintenance is received by Landlord from Tenant. Landlord shall make every reasonable effort to perform all such repairs or maintenance in such a manner (in its reasonable judgment) so as to cause minimum interference with Tenant and the Premises but Landlord shall not be liable to Tenant for any interruption or loss of business pertaining to such activities; provided, however, that if Landlord fails to act in a commercially reasonable manner and Tenant is unable to conduct its normal business operations from the Premises for more than 7 consecutive days, then all charges payable by Tenant hereunder shall abate commencing upon the 8th day following such damage. Such abatement shall end on the earlier to occur of: (i) 10 days after completion of rebuilding or repair of damage and the Premises are in substantially the same condition as prior to the occurrence of the damage or
(ii) the date on which Tenant's conduct of its business from the Premises is resumed. Landlord shall have the right to require that any damage caused by the willful misconduct of Tenant or any of Tenant's agents, contractors, employees, invitees or customers, be paid for and performed by the Tenant (without limiting Landlord's other remedies herein).

C. Signs and Obstructions. Tenant shall not knowingly or intentionally obstruct or permit the obstruction of light, halls, Common Areas, roofs, parapets, stairways or entrances to the Building or the Premises and will not affix, paint, erect or inscribe any sign, projection, awning, signal or advertisement of any kind to any part of the Building or the Premises, including the inside or outside of the windows or doors, without the written consent of Landlord, except as provided in Exhibit "F" attached hereto. Landlord shall have the right to reasonably withdraw such consent at any time and to require Tenant to remove any sign, projection, awning, signal or advertisement to be affixed to the Building or the Premises. If such work is done by Tenant through any person, firm or corporation not designated by Landlord, or without the express written consent of Landlord, Landlord shall have the right to remove such signs, projections, awnings, signals or advertisements without being liable to the Tenant by reason thereof and to charge the cost of such removal to Tenant as Additional Rent, payable within ten (10) days of Landlord's demand therefor.

D. Outside Services. Tenant shall not knowingly or intentionally cause, except by Landlord or a person or company reasonably satisfactory to and approved by
Landlord: (i) the extermination of vermin in, on or about the Premises; (ii) the servicing of heating, ventilating and air conditioning equipment; (iii) the collection of rubbish and trash other than in compliance with local government health requirements and in accordance with the rules and regulations established by Landlord, which shall minimally provide that Tenant's rubbish and trash shall be kept in containers located so as not to be visible to members of the public and in a sanitary and neat condition; or (iv) window cleaning, janitorial services or similar work in the Premises.

                                 ARTICLE 13.

                             INSPECTION OF PREMISES

Tenant shall permit the Landlord, the Building Manager and its authorized representatives to enter the Premises to show the Premises during Normal Business Hours of Building and at other reasonable times to inspect the Premises and to make such repairs, improvements, alterations or additions in the Premises or in the Building of which they are a part as Landlord may deem necessary or appropriate. Reasonable prior written notice to Tenant is required, and Landlord, Building Manager and its authorized representatives will comply with Tenant's security procedures.

                                  ARTICLE 14.

                             SURRENDER OF PREMISES

Upon the expiration of the Term, or sooner termination of the Lease, Tenant shall quit and surrender to Landlord the Premises, broom clean, in good order and condition, normal wear and tear and damage by fire and other casualty excepted. All leasehold improvements and other fixtures, such as light fixtures and HVAC equipment, wall coverings, carpeting and drapes, in or serving the Premises, whether installed by Tenant or Landlord, shall be Landlord's property and shall remain, all without compensation, allowance or credit to Tenant. Any property not removed (provided that Tenant has had a reasonable opportunity to remove such property) shall be deemed to have been abandoned by Tenant and may be retained or disposed of by Landlord at Tenant's expense free of any and all claims of Tenant, as Landlord shall desire. All property not removed from the Premises by Tenant may be handled or stored by Landlord at Tenant's expense and Landlord shall not be liable for the value, preservation or safekeeping thereof. At Landlord's option all or part of such property may be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord.

                                  ARTICLE 15.

                                 HOLDING OVER

Tenant shall pay Landlord 150% of the amount of Rent then applicable prorated on a per diem basis for each day Tenant shall retain possession of the Premises or any part thereof after expiration or earlier termination of this Lease, together with all damages sustained by Landlord on account thereof to the extent permitted by law. The foregoing provisions shall not serve as permission for Tenant to hold-over, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises) and Landlord shall have the right at any time thereafter to enter and possess the Premises and remove all property and persons therefrom.

                                  ARTICLE 16.

                           SUBLETTING AND ASSIGNMENT

Except as otherwise permitted by the terms of this Lease, Tenant shall not, without the prior written consent of Landlord, list the Premises or any part thereof as available for assignment or sublease with any broker or agent or otherwise advertise, post, communicate or solicit prospective assignees or subtenants through any direct or indirect means, nor assign this Lease or any interest thereunder, or sublet Premises or any part thereof, or permit the use of Premises by any party other than Tenant. In the event that during the term of this Lease, Tenant desires to sublease and introduces Landlord to a proposed replacement tenant for Tenant, which replacement tenant has a good reputation, is of acceptable financial strength (as determined by Landlord in its discretion) and has a use for Premises and a number of employees reasonably consistent with that of Tenant's operation, the Landlord may consider such replacement tenant and notify Tenant with reasonable promptness (but in any event within 20 days) as to Landlord's choice, at Landlord's sole discretion, of the following:

(1) That Landlord consents to a subleasing of the Premises or assignment of the lease to such replacement tenant provided that Tenant shall remain fully liable for all of its obligations and liabilities under this Lease and provided further that Landlord shall be entitled to one-half of any profit obtained by Tenant from such subletting or assignment; or:

(2) That upon such replacement tenant's entering into a mutually satisfactory new Lease for the Premises with Landlord, then Tenant shall be released from all further obligations and liabilities under this Lease (excepting only any unpaid rentals or any unperformed covenants then past due under this Lease or any guarantee by Tenant of replacement tenant's obligations); or

(3) That Landlord declines to consent to such sublease or assignment due to insufficient or unsatisfactory documentation furnished to Landlord to establish tenant's reputation, financial strength and proposed use of and operations upon Premises; or

(4) That Landlord elects to cancel the Lease and recapture the Premises (in the case of an assignment) or that Landlord elects to cancel the Lease as to the portion thereof that Tenant had wished to sublease. In either such event Tenant shall surrender possession of the Premises, or the portion thereof which is the subject of Tenant's request on the date set forth in a notice from Landlord in accordance with the provisions of this Lease relating to the surrender of the Premises. If this Lease shall be canceled as to a portion of the Premises only, the Rent payable by Tenant hereunder shall be abated proportionately according to the ratio that the area of the portion of the Premises surrendered (as computed by Landlord) bears to the area of the Premises immediately prior to such surrender. If Landlord shall cancel this Lease, Landlord may relet the Premises, or the applicable portion of the Premises, to any other party (including, without limitation, the proposed assignee or subtenant of Tenant), without any liability to Tenant.

In no case may Tenant assign any options to sublessee(s) or assignee(s) hereunder, all such options being deemed personal to Tenant only. Consent by Landlord hereunder shall in no way operate as a waiver by Landlord of, or to release or discharge Tenant from, any liability under this Lease or be construed to relieve Tenant from obtaining Landlord's consent to any subsequent assignment, subletting, transfer, use or occupancy.

Notwithstanding the foregoing, Landlord's consent shall not be required with respect to (1) any assignment resulting from a consolidation, merger or purchase of substantially all of Tenant's assets; or (2) any assignment or sublease to a person (a) who wholly owns Tenant or who wholly owns the person who wholly owns Tenant (in either case, a "Parent"), or who is wholly owned by Tenant or a Parent, or is wholly owned by a person who is wholly owned by Tenant or a Parent, and (b) whose financial strength, both in terms of net worth and in terms of reasonably anticipated cash flow over the Lease term, is not materially less than Tenant's financial strength at the time this Lease was executed or at the time of such assignment or sublease, whichever is greater. With respect to any assignment or subletting to which Landlord's consent is not required, the following provisions shall apply:

     a. Tenant shall give Landlord written notice of the assignment or subletting no less than 45 days prior to the effective date thereof, which notice shall set forth the identity of the proposed transferee, the reason(s) why Landlord's consent is not required, and the nature of the proposed transferee's business to be carried on in the Premises.

     b. Tenant shall furnish Landlord (i) no less than 30 days prior to the effective date of the assignment or subletting, with a current financial statement of the proposed transferee reasonably acceptable to Landlord, and (ii) within 5 days following Landlord's demand, with all other information reasonably requested by Landlord with respect to such transferee.

Any assignment or subletting to which Landlord's consent is not required and with respect to which the provisions of this paragraph are not complied with shall, at Landlord's option, be void.

                                  ARTICLE 17.

               SUBORDINATION, ATTORNMENT AND MORTGAGEE PROTECTION

This Lease is subject and subordinate to all Mortgages now or hereafter placed upon the Building, and all other encumbrances and matters of public record applicable to the Building, including without limitation any reciprocal easement or operating agreements, covenants, conditions and restrictions and Tenant shall not knowingly act or permit the Premises to be operated in violation thereof.
If any foreclosure or power of sale proceedings are initiated by any Lender or a deed in lieu is granted (or if any ground lease is terminated), Tenant agrees, upon written request of any such Lender or any purchaser at such foreclosure sale, to attorn and pay Rent to such party (provided same agrees to accept such Rent) and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment. In the event of attornment, no Lender shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (prior to such Lender becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by such Lender, or
(iii) bound by any future modification of this Lease not consented to by such Lender. Any Lender may elect to make this Lease prior to the lien of its Mortgage, and if the Lender under any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage; such elections shall be effective upon written notice to Tenant. Tenant agrees to give any Lender by certified mail, return receipt requested, a copy of any notice of default served by Tenant upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of leases, or otherwise) of the name and address of such Lender. Tenant further agrees that if Landlord shall have failed to cure such default within the time permitted Landlord for cure under this Lease, any such Lender whose address has been so provided to Tenant shall have an additional period of thirty (30) days in which to cure (or such additional time as may be required due to causes beyond such Lender's control, including time to obtain possession of the Building by power of sale or judicial action or deed in lieu of foreclosure). The provisions of this Article shall be self-operative; however, Tenant shall execute such documentation as Landlord or any Lender may reasonable request from time to time in order to confirm the matters set forth in this Article in recordable form. Landlord represents and warrants that, as of the time of this Lease, there are no mortgages encumbering the Building.

                                  ARTICLE 18.

                              ESTOPPEL CERTIFICATE

Tenant shall from time to time, upon written request by Landlord or Lender, deliver to Landlord or Lender, within ten (10) days after from receipt of such request, a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying such modifications and certifying that the Lease, as modified, is in full force and effect); (ii) the dates to which the Rent has been paid; (iii) that Landlord is not in default under any provision of this Lease (or if Landlord is in default, specifying each such default); and, (iv) the address to which notices to Tenant shall be sent; it being understood that any such statement so delivered may be relied upon in connection with any lease, mortgage or transfer.

Tenant's failure to deliver such statement within such time shall be conclusive upon Tenant that: (i) this Lease is in full force and effect and not modified except as Landlord may represent; (ii) not more than one month's Rent has been paid in advance; (iii) there are no defaults by Landlord; and, (iv) notices to Tenant shall be sent to Tenant's Address as set forth in Article I of this Lease. Notwithstanding the presumptions of this Article, Tenant shall not be relieved of its obligation to deliver said statement.

                                  ARTICLE 19.

                                   DEFAULTS

If Tenant: (i) fails to pay when due any installment or other payment of Rent and such failure shall continue for ten days after Tenant's receipt of Landlord's demand therefor, or to keep in effect any insurance required to be maintained hereunder; or (ii) intentionally vacates or abandons the Premises without the consent of Landlord, or (iii) becomes insolvent, makes an assignment for the benefit of creditors, files a voluntary bankruptcy or an involuntary petition in bankruptcy is filed against Tenant which petition is not dismissed within sixty (60) days of its filing, or
(iv) fails to perform or observe any of the other covenants, conditions or agreements contained herein on Tenant's part to be kept or performed and such failure shall continue for 45 days after notice thereof given by or on behalf of Landlord, unless such failure will reasonably take longer than 45 days to cure and Tenant has commenced and is diligently pursuing such cure, or (v) except as permitted hereby, if the interest of Tenant shall be offered for sale or sold under execution or other legal process or if Tenant makes any transfer, assignment, conveyance, sale, pledge, disposition of all or a substantial portion of Tenant's property, then any such event or conduct shall constitute a "default" hereunder.

If Tenant shall file a voluntary petition pursuant to the United States Bankruptcy Reform Act of 1978, as the same may be from time to time be amended (the "Bankruptcy Code"), or take the benefit of any insolvency act or be dissolved, or if an involuntary petition be filed against Tenant pursuant to the Bankruptcy Code and said petition is not dismissed within 60 days after such filing, or if a receiver shall be appointed for its business or its assets and the appointment of such receiver is not vacated within 60 days after such appointment, or if it shall make an assignment for the benefit of its creditors, then Landlord shall have all of the rights provided for in the event of nonpayment of the Rent.

If any alleged default on the part of the Landlord hereunder occurs, Tenant shall give written notice to Landlord in the manner herein set forth and shall afford Landlord 45 days after notice thereof to cure such alleged default, unless such default will reasonably take longer than 45 days to cure and Landlord has commenced and is diligently pursuing such cure. In addition, Tenant shall send notice of such default by certified or registered mail, postage prepaid, to the holder of any Mortgage whose address Tenant has been notified of in writing, and shall afford such Mortgage holder a reasonable opportunity to cure any alleged default on Landlord's behalf. In no event will Landlord be responsible for any damages incurred by Tenant for lost profits or interruption of business as a result of any alleged default by Landlord hereunder.

                                  ARTICLE 20.

                              REMEDIES OF LANDLORD

The remedies provided Landlord under this Lease are cumulative.

(a) Upon the occurrence of any default and following any applicable cure period, Landlord may serve notice on Tenant that the Term and the estate hereby vested in Tenant and any and all other rights of Tenant hereunder shall cease on the date specified in such notice and on the specified date this Lease shall cease and expire as fully and with the effect as if the Term had expired for passage of time.

(b) Without terminating this Lease in case of a default or if this Lease shall be terminated for default as provided herein, Landlord may re-enter the Premises, remove Tenant, or cause Tenant to be removed from the Premises in such manner as Landlord may reasonably deem advisable, with or without legal process, and using such reasonable force as may be necessary. In the event of re-entry without terminating this Lease, Tenant shall continue to be liable for all Rents and other charges accruing or coming due under this Lease.

(c) If Landlord, without terminating this Lease, shall re-enter the Premises or if this Lease shall be terminated as provided in paragraph (a) above:

  (i) All Rent due from Tenant to Landlord shall thereupon become due and shall be paid up to the time of re-entry, dispossession or expiration, together with reasonable costs and expenses (including, without limitation, attorney's fees) of Landlord;

  (ii) Landlord, without any obligation to do so, may relet the Premises or any part thereof for a term or terms which may at Landlord's option be less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions in reletting as Landlord, in the exercise of its reasonable business judgment, deems desirable. In connection with such reletting, Tenant shall be liable for all costs of the reletting including, without limitation, rent concessions, leasing commissions legal fees and alteration and remodeling costs; and

  (iii) If Landlord shall have terminated this Lease, Tenant shall also be liable to Landlord for all damages provided for in law and awarded by a court of competent jurisdiction resulting from Tenant's breach including, without limitation, the difference between the aggregate rentals reserved under the terms of this Lease for the balance of the Term together with all other sums payable hereunder as Rent for the balance of the Term, less the fair rental value of the Premises for that period determined as of the date of such termination. For purposes of this paragraph. Tenant shall be deemed to include any guarantor or surety of the Lease.

(d) In addition to the above, except as otherwise specified in this Lease, Landlord and Tenant shall have any and all other rights provided under law or equity for breach of a lease or tenancy and all remedies and rights existing in law or in equity are cumulative.

                                  ARTICLE 21.

                                QUIET ENJOYMENT

Landlord covenants and agrees with Tenant that so long as Tenant pays the Rent and observes and performs all the terms, covenants, and conditions of this Lease on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease, and Tenant's possession will not be disturbed by anyone claiming by, through, or under Landlord.

                                  ARTICLE 22.

                            ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of an amount less than full payment of Rent then due and payable shall be deemed to be other than on account of the Rent then due and payable, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided for in this Lease or available at law or in equity.

                                  ARTICLE 23.

                                SECURITY DEPOSIT

Not applicable.

                                  ARTICLE 24.

                              BROKERAGE COMMISSION

Landlord and Tenant represent and warrant to each other that neither has dealt with any broker, finder or agent except for the Broker(s) identified in Article
1. Tenant represents and warrants to Landlord that (except with respect to the Broker identified in Article 1 and with whom Landlord has entered into a separate brokerage agreement) no broker, agent, commission salesperson, or other person has represented Tenant in the negotiations for and procurement of this Lease and of the Premises and that no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent commission salesperson, or other person. Tenant agrees to indemnify Landlord and hold Landlord harmless from any and all claims, suits, or judgments (including, without limitation, reasonable attorneys' fees and court costs incurred in connection with any such claims, suits, or judgments, or in connection with the enforcement of this indemnity) for any fees, commissions, or compensation of any kind which arise out of or are in any way connected with any claimed agency relationship not referenced in

Article 1.

                                  ARTICLE 25.

                                 FORCE MAJEURE

Landlord shall be excused for the period of any delay in the performance of any obligation hereunder when prevented from so doing by a cause or causes beyond its control, including all labor disputes, civil commotion, war, war-like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain any material, services or financing, or through acts of God. Tenant shall similarly be excused for delay in the performance of any obligation hereunder; provided:

   (a) nothing contained in this Section shall be deemed to excuse or permit any delay in the payment of the Rent, or any delay in the cure of any default which may be cured by the payment of money; and

   (b) no reliance by Tenant upon this Section shall limit or restrict in any way Landlord's right of self-help as provided in this Lease.

                                  ARTICLE 26.

                                    PARKING

   (a) Landlord hereby grants to Tenant the right, in common with others authorized by Landlord, to use the parking facilities owned by Landlord and shown on Exhibit A, if any. Landlord, at its sole election, may designate the types and locations of parking spaces within the parking facilities which Tenant shall be allowed to use. Landlord shall have the right, at Landlord's sole election, to change said types and locations from time to time; provided, however, such designation shall be uniformly applied and shall not unfairly favor any tenant in the Building.

   (b) Commencing on the Commencement Date, Tenant shall pay Landlord the Parking Fee, if any, shown in Article 1, as Additional Rent, payable monthly in advance with the Monthly Rent. If there is a Parking Fee shown in Article 1, then thereafter, and throughout the Term, the parking rate for each type of parking space provided to Tenant hereunder shall be the prevailing parking rate, as Landlord may designate from time to time, at Landlord's sole election, for each such type of parking space. In addition to the right reserved hereunder by Landlord to designate the parking rate from time to time, Landlord shall have the right to change the parking rate at any time to include therein any amounts levied, assessed, imposed or required to be paid to any governmental authority on account of the parking of motor vehicles, including all sums required to be paid pursuant to transportation controls imposed by the Environmental Protection Agency under the Clean Air Act of 1970, as amended, or otherwise required to be paid by any governmental authority with respect to the parking, use, or transportation of motor vehicles, or the reduction or control of motor vehicle traffic, or motor vehicle pollution.

   (c) If requested by Landlord, Tenant shall notify Landlord of the license plate number, year, make and model of the automobiles entitled to use the parking facilities and if requested by Landlord, such automobiles shall be identified by automobile window stickers provided by Landlord, and only such designated automobiles shall be permitted to use the parking facilities. If Landlord institutes such an identification procedure, Landlord may provide additional parking spaces for use by customers and invitees of Tenant on a daily basis at prevailing parking rates, if any. At Landlord's sole election, Landlord may make validation stickers available to Tenant for any such additional parking spaces, provided, however, if Landlord makes validation stickers available to any other tenant in the Building, Landlord shall make such validation stickers available to Tenant.

   (d) The parking facilities provided for herein are provided solely for the accommodation of Tenant and Landlord assumes no responsibility or liability of any kind whatsoever from whatever cause with respect to the automobile parking areas, including adjoining streets, sidewalks, driveways, property and passageways, or the use thereof by Tenant or tenant's employees, customers, agents, contractors or invitees.

                                 ARTICLE  27.

                              HAZARDOUS MATERIALS

A. Definition of Hazardous Materials. The term "Hazardous Materials" for purposes hereof shall mean any chemical, substance, materials or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, materials or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community "right-to-know" requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of a materials safety data sheet ("MSDS").

B. No Hazardous Materials. Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any Hazardous Materials. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within the Premises of Hazardous Materials customarily used in the business or activity expressly permitted to be undertaken in the Premises under Article 6 provided:
(a) such Hazardous Materials shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises and the ordinary course of Tenant's business therein, strictly in accordance with applicable Law, highest prevailing standards, and the manufacturers' instructions therefor, (b) such Hazardous Materials shall not be disposed of, released or discharged in the Building, and shall be transported to and from the Premises in compliance with all applicable Laws, and as Landlord shall reasonably require, (c) if any applicable Law or Landlord's trash removal contractor requires that any such Hazardous Materials be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant's expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and (d) any remaining such Hazardous Materials shall be completely, properly and lawfully removed from the Building upon expiration or earlier termination of this Lease.

C. Notices To Landlord. Tenant shall promptly notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Materials on the Premises or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party relating to any loss or injury resulting from any Hazardous Materials on the Premises, (iii) any release, discharge or non-routine, improper or unlawful disposal or transportation of any Hazardous Materials on or from the Premises or in violation of this Article, and (iv) any matters where Tenant is required by Law to give a notice to any governmental or regulatory authority respecting any Hazardous Materials on the Premises. Landlord shall have the right (but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list, certified to be true and complete, identifying any Hazardous Materials then used, stored, or maintained upon the Premises, the use and approximate quantity of each such materials, a copy of any MSDS issued by the manufacturer therefor, and such other information as Landlord may reasonably require or as may be required by Law.

D. Indemnification of Landlord. If any Hazardous Materials are released, discharged or disposed of by Tenant or their employees, agents, invitees or contractors, on or about the Building in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable Laws clean up, remediate and remove the Hazardous Materials from the Building and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant's expense (without limiting Landlord's other remedies therefore. Tenant shall further be required to indemnify and hold Landlord, Landlord's directors, officers, employees and agents harmless from and against any and all claims, demands, liabilities, losses, damages, penalties and judgments directly arising out of or attributable to a violation of the provisions of this Article by Tenant, Tenant's invitees, employees, contractors or agents. Any clean up, remediation and removal work shall be subject to Landlord's prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Landlord or any Lender or governmental body arranges for any tests or studies showing that this Article has been violated, Landlord shall pay for the costs of such tests: provided that if such tests conclusively disclose violations by Tenant then Tenant shall reimburse Landlord for the costs of such tests on demand. The provisions of this Article shall survive the expiration or earlier termination of this Lease. To the actual knowledge of Steve Provencio, the asset manager responsible for the Building, the Building is not in violation of any environmental laws.

                                  ARTICLE 28.

                     ADDITIONAL RIGHTS RESERVED BY LANDLORD

In addition to any other rights provided for herein, Landlord reserves the following rights, exercisable without liability to Tenant for damage or injury to property (except as specifically provided for herein), person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant's use or possession or giving rise to any claim:

   (a) To name the Building and to change the name or street address of the Building;

   (b) To install and maintain all signs on the exterior and interior of the Building;

   (c) To designate all sources furnishing sign painting or lettering for use in the Building:

   (d) During the last ninety (90) days of the Term, if Tenant has vacated the Premises, to decorate, remodel, repair, alter or otherwise prepare the Premises for occupancy, without affecting Tenant's obligation to pay Rent for the Premises;

   (e) To have pass keys to the Premises and all doors therein, excluding Tenant's vaults and safes;

   (f) On reasonable prior notice to Tenant, to exhibit the Premises to any prospective purchaser, Lender, mortgagee, or assignee of any mortgage on the Building or Land and to others having an interest therein at any time during the Term, and to prospective tenants during the last six months of the Term;

   (g) To take any and all measures, including entering the Premises for the purpose of making inspections, repairs, alterations, additions and improvements to the Premises or to the Building (including for the purpose of checking, calibrating, adjusting and balancing controls and other parts of the Building Systems), as may be necessary or desirable for the operation, improvement, safety, protection or preservation of the Premises or the Building, or in order to comply with all Laws, orders and requirements of governmental or other authority, or as may otherwise be permitted or required by this Lease; provided, however, that during the progress of any work on the Premises or at the Building, Landlord and its agents will exercise reasonable efforts not to inconvenience Tenant, but shall not be liable for inconvenience, annoyance, disturbance, loss of business, or other damage to Tenant by reason of performing any work or by bringing or storing materials, supplies, tools or equipment in the Building or Premises during the performance of any work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever;

   (h) To relocate various facilities within the Building and on the land of which the Building is a part if Landlord shall determine such relocation to be in the best interest of the development of the Building and Property, provided that such relocation shall not materially restrict access to the Premises; and

   (i) To install vending machines of all kinds in the Building and to receive all of the revenue derived therefrom provided, however, that no vending machines shall be installed by Landlord in the Premises unless Tenant so requests.

                                  ARTICLE 29.

                                 DEFINED TERMS

A. "Building" shall refer to the Building named in Article 1 of which the leased Premises are a part (including all modifications, additions and alterations made to the Building during the term of this Lease), the real property on which the same is located, all plazas, Common Areas and any other areas located on said real property and designated by Landlord for use by all tenants in the Building. A plan showing the Building is attached hereto as Exhibit A and made a part hereof and the Premises is defined in Article 2 and shown on said Exhibit A by cross-hatched lines.

B. "Common Areas" shall mean and include all areas, facilities, equipment, directories and signs of the Building (exclusive of the Premises and areas leased to other Tenants) made available and designated by Landlord for the common and joint use and benefit of Landlord, Tenant and other tenants and occupants of the Building including, but not limited to, lobbies, public washrooms, hallways, sidewalks, parking areas, landscaped areas and service entrances. Common Areas may further include such areas in adjoining properties under reciprocal easement agreements, operating agreements or other such agreements now or hereafter in effect and which are available to Landlord, Tenant and Tenant's employees and invitees. Landlord reserves the right in its sole discretion and from time to time on a reasonable basis, to construct, maintain, operate, repair, close, limit, take out of service, alter, change, and modify all or any part of the Common Areas but not so that it affects Tenants access to the Building or Premises or Tenant's rights to quiet enjoyment.

C. "Default Rate" shall mean eighteen percent (18%) per annum, or the highest rate permitted by applicable law, whichever shall be less. If the application of the Default Rate causes any provision of this Lease to be usurious or unenforceable, the Default Rate shall automatically be reduced so as to prevent such result.

D.  "Hazardous Materials" shall have the meaning set forth in Article 27.

E. "Landlord" and "Tenant" shall be applicable to one or more parties as the case may be, and the singular shall include the plural, and the neuter shall include the masculine and feminine; and if there be more than one, the obligations thereof shall be joint and several. For purposes of any provisions indemnifying or limiting the liability of Landlord, the term "Landlords shall include Landlord's present and future partners, beneficiaries, trustees, officers, directors, employees, shareholders, principals, agents, affiliates, successors and assigns.

E. "Law" or "Laws" shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable equitable remedies and decisions by courts in cases where such decisions are binding precedents in the state in which the Building is located, and decisions of federal courts applying the Laws of such state.

G. "Lease" shall mean this lease executed between Tenant and Landlord, including any extensions, amendments or modifications and any Exhibits attached hereto.

H. "Lease Year" shall mean each calendar year or portion thereof during the Term.

I. "Lender" shall mean the holder of a Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessee.

J. "Mortgage" shall mean all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Building or any part thereof with the written consent of Landlord, and all renewals, modifications, consolidations, replacements or extensions thereof, and all indebtedness now or hereafter secured thereby and all interest thereon.

K. "Operating Expenses" shall mean all operating expenses of any kind or nature which are necessary, ordinary or customarily incurred in connection with the operation, maintenance or repair of the Building as reasonably determined by Landlord in accordance with the Lease.

Operating Expenses shall include, but not be limited to:

   1.1 costs of supplies, including, but not limited to, the cost of relamping all Building standard lighting as the same may be required from time to time;

   1.2 costs incurred in connection with obtaining and providing energy for the Building, including, but not limited to, costs of propane, butane, natural gas, steam, electricity, solar energy and fuel oils, coal or any other energy sources:

  1.3  costs of water and sanitary and storm drainage services;

  1.4  costs of janitorial and security services;

  1.5 costs of general maintenance and repairs, including costs under HVAC and other mechanical maintenance contracts and maintenance, repairs and replacement of equipment and tools used in connection with operating the Building;

  1.6  costs of maintenance and replacement of landscaping;

  1.7 insurance premiums, including fire and all-risk coverage, together with loss of rent endorsements, the part of any claim required to be paid under the deductible portion of any insurance policies carried by Landlord in connection with the Building (where Landlord is unable to obtain insurance without such deductible from a major insurance carrier at reasonable rates), public liability insurance and any other insurance carried by Landlord on the Building, or any component parts thereof (all such insurance shall be in such amounts as may be required by any holder of a Mortgage or as Landlord may reasonably determine);

  1.8 labor costs (at or below property manager level), including wages and other payments, costs to Landlord of worker's compensation and disability insurance, payroll taxes, welfare fringe benefits, and all legal fees and other costs or expenses incurred in resolving any labor dispute;

 1.9 professional building management fees required for management of the Building;

 1.10 legal, accounting, inspection, and other consultation fees (including, without limitation, fees charged by consultants retained by Landlord for services that are designed to produce a reduction in Operating Expenses or to reasonably improve the operation, maintenance or state of repair of the Building) incurred in the ordinary course of operating the Building or in connection with making the computations required hereunder or in any audit of operations of the Building;

 1.11 the costs of capital improvements or structural repairs or replacements made in or to the Building in order to conform to changes, subsequent to the date of this Lease, in any applicable laws, ordinances, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction over the Building (herein "Required Capital Improvements") or the costs incurred by Landlord to install a new or replacement capital item for the purpose of reducing Operating Expenses (herein "Cost Savings Improvements"). The expenditures for Required Capital Improvements and Cost Savings Improvements shall be amortized over the useful life of such capital improvement or structural repair or replacement (as determined by Landlord).

The following items are specifically excluded from the definition and computation of Operating Expenses under the Lease:

1.1 any and all late payments and penalties on payments made by Landlord for any Operating Expenses.

1.2 expenses for repairs, restoration of other work occasioned by fire, wind, the elements or other casualty that are required to be covered under this Lease.

1.3 interest or principal payments on any mortgage or other indebtedness of Landlord.

1.4 compensation paid to any employee of Landlord above the grade of property manager.

1.5  income and franchise taxes of Landlord.

1.6 expenses incurred by Landlord in leasing to or procuring of tenants, leasing commissions, advertising expenses and expenses for renovating of space for new or existing tenants.

1.7  any depreciation allowance or expense.

1.8 operating expenses which are solely the responsibility of other tenants in the Building.

In making any computations contemplated hereby, Landlord shall also be permitted to make such adjustments and modifications to the provisions of this paragraph and Article 4 as shall be reasonable and necessary to achieve the intention of the parties hereto.

L.  "Rent" shall have the meaning specified therefor in Article 3.

M.  "Tax" or "Taxes" shall mean:

   1.1 all real property taxes and assessments levied against the Building by any governmental or quasi-governmental authority. The foregoing shall include all federal, state, county, or local governmental, special district, improvement district, municipal or other political subdivision taxes, fees, levies, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, respecting the Building, including without limitation, real estate taxes, general and special assessments, interest on any special assessments paid in installments, transit taxes, water and sewer rents, sales taxes based upon the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, appurtenances, furniture and other personal property used in connection with the Building which Landlord shall pay during any calendar year, any portion of which occurs during the Term (without regard to any different fiscal year used by such government or municipal authority except as provided below). Provided, however, any taxes which shall be levied on the rentals of the Building shall be determined as if the Building were Landlord's only property, and provided further that in no event shall the term "taxes or assessment," as used herein, include any net federal or state income taxes levied or assessed on Landlord, unless such taxes are a specific substitute for real property taxes. Expenses incurred by Landlord for tax consultants and in contesting the amount or validity of any such taxes or assessments shall be included in such computations.

   1.2 all "assessments", including so-called special assessments, license tax, business license fee, business license tax, levy, charge, penalty or tax imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, water, drainage, or other improvement or special district thereof, against the Premises of the Building or any legal or equitable interest of Landlord therein. For the purposes of this lease, any special assessments shall be deemed payable in such number of installments as is permitted by law, whether or not actually so paid. If as of the Commencement Date the Building has not been fully assessed as a completed project, for the purpose of computing the Operating Expenses for any adjustment required herein or under Article 4, the Tax shall be adjusted by Landlord, as of the date on which the adjustment is to be made, to reflect full completion of the Building including all standard Tenant finish work if the method of taxation of real estate prevailing to the time of execution hereof shall be, or has been altered, so as to cause the whole or any part of the taxes now, hereafter or theretofore levied, assessed or imposed on real estate to be levied, assessed or imposed on Landlord, wholly or partially, as a capital levy or otherwise, or on or measured by the rents received therefrom, then such new or altered taxes attributable to the Building shall be included within the term real estate taxes, except that the same shall not include any enhancement of said tax attributable to other income of Landlord. All of the preceding clauses M (1.1 and 1.2) are collectively referred to as the "Tax" or Taxes".

All other capitalized terms shall have the definition set forth in the Lease.

                                  ARTICLE 30.

                            MISCELLANEOUS PROVISIONS
A.   RULES AND REGULATIONS.

Tenant shall comply with all of the rules and regulations promulgated by Landlord and timely made known to Tenant from time to time for the Building. A copy of the current rule and regulations is attached hereto as Exhibit D.

B.  EXECUTION OF LEASE.

If more than one person or entity executes this Lease as Tenant, each such person or entity shall be jointly and severally liable for observing and performing each of the terms, covenants, conditions and provisions to be observed or performed by Tenant.

C.  NOTICES.

All notices under this Lease shall be in writing and will be deemed sufficiently given for all purposes if, to Tenant, by delivery to Tenant at the Premises during the hours the Building is open for business or by certified mail, return receipt requested or by overnight delivery service (with one acknowledged receipt), to Tenant at the address set forth below, and if to Landlord, by certified mail, return receipt requested or by overnight delivery service (with one acknowledged receipt), at the addresses set forth below.

   Landlord: at address shown in Article 1, item F.

   with a copy sent concurrently to: Building Manager at address shown in
Article 1, item G.

   Tenant: at address shown in Article 1, item B.

   with copy to:  The Compucare Company
                  2110 Sunset Hill Road
                  Reston, VA 22090
                  Attn: CEO

D.  TRANSFERS.

The term "Landlord" appearing herein shall mean only the owner of the Building from time to time and, upon a sale or transfer of its interest in the Building, the then Landlord and transferring party shall have no further obligations or liabilities for matters accruing after the date of transfer of that interest and Tenant, upon such sale or transfer, shall look solely to the successor owner and transferee of the Building for performance of Landlord's obligations hereunder.

E .  RELOCATION.

Not Applicable.

F.  TENANT FINANCIAL STATEMENTS.

Upon the written request of Landlord, which Landlord shall only make in the event of a proposed sale of the Building, Tenant shall submit financial statements for its most recent financial reporting period and for the prior Lease Year. Landlord shall make such request no more than once during any Lease Year or at any time that Tenant is a publicly traded company on a nationally recognized exchange. All such financial statements shall be certified as true and correct by the responsible officer or partner of Tenant and if Tenant is then in default hereunder, the financial statements shall be certified by an independent certified public accountant.

G.  RELATIONSHIP OF THE PARTIES.

Nothing contained in this Lease shall be construed by the parties hereto, or by any third party, as constituting the parties as principal and agent, partners or joint venturers, nor shall anything herein render either party (other than a guarantor) liable for the debts and obligations of any other party, it being understood and agreed that the only relationship between Landlord and Tenant is that of Landlord and Tenant.

H.  ENTIRE AGREEMENT: MERGER.

This Lease embodies the entire agreement and understanding between the parties respecting the Lease and the Premises and supersedes all prior negotiations, agreements and understandings between the parties, all of which are merged herein. No provision of this Lease may be modified, waived or discharged except by an instrument in writing signed by the party against which enforcement of such modification, waiver or discharge is sought.

I.  NO REPRESENTATION BY LANDLORD.

Neither Landlord nor any agent of Landlord has made any representations, warranties, or promises with respect to the Premises or the Building except as expressly set forth herein.

J.  LIMITATION OF LIABILITY.

Notwithstanding any provision in this Lease to the contrary, under no circumstances shall Landlord's liability or that of its directors, officers, employees and agents for failure to perform any obligations arising out of or in connection with the Lease or for any breach of the terms or conditions of this Lease (whether written or implied) exceed the greater of (1) $1,500,000 or (2) Landlord's equity interest in the Building. No personal judgment in excess of this amount shall lie against Landlord. The provisions hereof shall inure to Landlord's successors and assigns including any Lender. The foregoing provisions are not intended to relieve Landlord from the performance of any of Landlord's obligations under this Lease, but only to limit the personal liability of Landlord in case of recovery of a judgment against Landlord; nor shall the foregoing be deemed to limit Tenant's rights to obtain injunctive relief or specific performance or other remedy which may be accorded Tenant by law or under this Lease. Nothing in this paragraph shall limit Tenant's right to the proceeds of any applicable insurance policy obtained in connection with the Building.

K.  MEMORANDUM OF LEASE.

Neither party, without the written consent of the other, will execute or record this Lease or any summary or memorandum of this Lease in any public recorders office.

L.  NO WAIVERS: AMENDMENTS.

Failure of either party to insist upon strict compliance by the other party of any condition or provision of this Lease shall not be deemed a waiver of that condition. No waiver shall be effective against either party unless in writing and signed by such affected party. Similarly, this Lease cannot be amended except by a writing signed by Landlord and Tenant.

M.  SUCCESSORS AND ASSIGNS.

The conditions, covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

N.  GOVERNING LAW.

This Lease shall be governed by the law of the State where the Building is located.

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

O.  EXHIBITS.

All exhibits attached to this Lease are a part hereof and are incorporated herein by reference and all provisions of such exhibits shall constitute agreements, promises and covenants of this Lease.

P.  CAPTIONS.

The captions and headings used in this Lease are for convenience only and in no way define or limit the scope, interpretation or content of this Lease.

Q.  COUNTERPARTS.

This Lease may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

R.  REASONABILITY STANDARD.

All consents and approvals to be given and/or granted hereunder by either party shall not be unreasonably withheld or delayed.

S.  ACKNOWLEDGEMENT OF LANDLORD'S WAIVER.

Landlord acknowledges its execution of that certain Landlord's Waiver in favor of Central Fidelity National Bank dated February 12, 1996, and agrees that such waiver shall cover and continue in full force and effect during the term of this Lease.

   IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hare duly executed this Lease with the Exhibits attached hereto, as of this 1st day of June 1996.


Attest or Witness:              LANDLORD:

                                MASSACHUSETTS MUTUAL LIFE
                                INSURANCE COMPANY

                                By:  CORNERSTONE REAL ESTATE
                                     ADVISERS, INC., its agent

/s/ Kelly Kinnon                By: /s/ Steven J. Provencio
----------------                    -----------------------
                                Name Typed: Steven J. Provencio
                                Title: Vice President


                                TENANT:

                                ANTRIM CORPORATION

Attest or Witness:


/s/ Cathy Hood                 By:/s/ Richard R. Brink
--------------                    -------------------------
                               Name Typed: Richard R. Brink
                               Title: President
                               Dated: May 31, 1996

                             Certificate of Tenant
                       (If A Corporation or Partnership)

   I, Randolph H. Elkins, Secretary of Antrim Corporation, Tenant, hereby certify that the officers executing the foregoing Lease on behalf of Tenant is/are duly authorized to act on behalf of and bind the Tenant.


(Corporate Seal )              Randolph H. Elkins
                               ------------------
                               Secretary


Date: May 30, 1996

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